6.3.1 Amendment to Line of Credit Agreement by and between the
               Company and Vintage Bank

                          NOTICE OF FINAL AGREEMENT


Principal    Loan Date   Maturity     Loan Date   Call   Collateral  Account   Officer  Initials
---------    ---------   --------     ---------   ----   ----------  -------   -------  --------
$200,000.00              11-15-1998   30590301                2       3059        7

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

BORROWER: AWG LTD., A NEVADA CORPORATION     LENDER:   THE VINTAGE BANK
          4162 Big Ranch Road                          Main Office
          Napa, CA 94558                               1500 Soscol Avenue
                                                       PO Box 2200
                                                       Napa, CA 94558

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES,
(B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THE WRITTEN LOAN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.


As used in this Notice, the following terms have the following meanings:

     Loan. The term "loan" means the following described loan: a Variable Rate (1.000% over VINTAGE BANK BASE COMMERCIAL BORROWING RATE, making an initial rate of 9.500%), Nondisclosable Revolving Line of Credit Loan to a Corporation for $200,000.00 due on July 15, 1998.

     Parties. The term "Parties" means THE VINTAGE BANK and any entities or individuals who are obligated to repay the loan or have pledged property as security for the Loan, including without limitation the following:

                  Borrower: AWG LTD., A NEVADA CORPORATION

     Loan Agreement. The term "Loan Agreement" means one or more promises, promissory notes, agreements, undertakings, security agreements, deed of trust or other documents, or commitments, or any combination of those actions or documents, relating to the Loan, including without limitation the following:

                               NECESSARY FORMS
Corporate Resolution to Borrow          Promissory Note/Change in Terms Agr.
Security Agreement                                         UCC - 1

Agreement to Provide Insurance          Disbursement Request and Authorization
Notice of Final Agreement

                                OPTIONAL FORMS
Notice of Insurance Requirements



  Each Party who signs below, other than THE VINTAGE BANK, acknowledges, represents, and warrants to THE VINTAGE BANK that it has received, read and understood this Notice of Final Agreement . This Notice is dated June 30, 1998.

  BORROWER:

  AWG LTD., A NEVADA CORPORATION

  BY:    /S/ Mack Jenning
       -------------------------
       Mack Jennings, President

  LENDER:

  THE VINTAGE BANK

  BY:       /S/ DN
       -------------------------
       Authorized Officer


===========================================================================
LASER PRO, Reg. U.S. Pat. & T.M. Off., Ver. 3.23 (c) 1998 CFI ProServices, Inc. All right reserved.[CA-121 AWG.LNC1OVL]